Exhibit 10.A

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

FINOVA CAPITAL CORPORATION,

CACTUS RESORT PROPERTIES, INC.,

DESERT COMMUNICATIONS I, LLC

and

FCC RESORT, LLC,

as Sellers

and

SPCP GROUP, LLC

as Buyer

May 1, 2006

(continued)

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(continued)

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(continued)

		Page
ARTICLE 9 DEFINITIONS		43

9.1	Definitions	43

9.2	Certain Interpretive Provisions	50

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APPENDICES, EXHIBITS AND SCHEDULES

Exhibit A –	Form of Bill of Sale
Exhibit B –	Form of Powers of Attorney from Seller to Buyer
Exhibit C –	Intentionally Omitted
Exhibit D –	Intentionally Omitted
Exhibit E –	Form of Collateral Transfer Agreement
Exhibit F –	Intentionally Omitted
Exhibit G –	Form of General Assignment
Exhibit H –	Form of Buyer’s Officer’s Certificate
Exhibit I –	Form of Buyer’s Incumbency Certificate
Exhibit J –	Form of Lost Note Affidavit and Indemnity
Exhibit K –	List of UCC Financing Statements
Exhibit L –	Listing of Escrow, Impound and Reserve Accounts
Exhibit M –	Disclosure of Modifications
Exhibit N –	Form of Allonge
Exhibit O –	Listing of Servicing, Custodial and Lockbox Agents
Exhibit P –	Form of Stock Power
Exhibit Q –	Release of Collateral Trustee
Exhibit R –	Form of Quit Claim Deed
Exhibit S –	List of Funding Obligations and Assumed Obligations
Exhibit T –	Assets Where Notice of Default Delivered
Exhibit U –	List of Advance Payments
Exhibit V –	Form Of Lost Note Affidavit And Indemnity Seller Owned Consumer Notes
Exhibit W –	Form of FINOVA Legal Opinion
Exhibit X –	Settlement Statement and Reconciliation
Exhibit Y –	Intentionally Omitted
Exhibit Z –	Participation Interests

Schedule 1A-1 –	Equity Interest Accounts
Schedule 1A-2 –	Accounts
Schedule 1B –	Unsecured Notes
Schedule 1C –	Owned Consumer Notes & Contracts
Schedule 1D –	Recovery Accounts
Schedule 1E –	Owned Real Property
Schedule 1F –	Deferred Assets

Schedule 2 –	Disclosure Schedule
Schedule 3 –	Wire Instructions for Sellers’ Account
Schedule 4 –	Wire Instructions for Buyer’s Account

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into this 1st day of May, 2006, by and among FINOVA Capital Corporation, a Delaware corporation (“FINOVA Capital”), Desert Communications I, LLC, a Delaware limited liability company, (“Desert Communications”), Cactus Resort Properties, Inc., a Delaware corporation (“Cactus”) and FCC Resort, LLC, a Delaware limited liability company (“FCC Resort”) (each, a “Seller” and collectively, the “Sellers”) and SPCP Group, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

A. Sellers desire to sell certain Assets, which Assets are further defined in Section 1.2;

B. Buyer desires to buy said Assets and submitted a bid proposal (the “Bid Proposal”) dated April 11, 2006 (as amended by that certain letter dated April 17, 2006) to Sellers to purchase the Assets;

C. Buyer is the successful bidder for the purchase of the Assets and Buyer’s bid price is considered to be “fair market value” for the Assets by the parties;

D. Pursuant to the Bid Proposal, Buyer is also the successful bidder for certain other assets including Sellers’ right, title and interest in (x) that certain Pooling and Servicing Agreement dated as of June 1, 1997 (the “PSA”) relating to FINOVA Capital Corporation Loan Receivables Trust 1997-A (the “Trust”) between FINOVA Capital Funding (II) Corporation, FINOVA Capital and The Bank of New York, as Trustee of the Trust, the ownership interest in the Class F Certificates in the Trust of the Trust (including the right to any cash flows under such Class F Certificates) under the PSA, the Depositor’s Interest and all servicing rights, including Servicing Advances and any fees, including Servicing Fees (collectively, the “Retained Interest in Securitization”; capitalized terms used in this clause (x) and not otherwise defined herein shall have the meanings ascribed in the PSA); (y) Sellers’ interest in the debt and equity of Asset 34922 (the “Operating Company”) and (z) certain other equity and warrant rights and interests of Sellers in multiple entities (the “Equities and Warrants” and together with the Trust and Retained Interest in Securitization and the Operating Company, the “Other Assets”), all as further described in the Bid Proposal, all such Other Assets to be sold to Buyer by Sellers pursuant to one or more separate agreements, subject to the terms and conditions contained therein (for the avoidance of doubt, the Purchase Price hereunder is in respect of the Assets only and not any Other Assets);

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

PURCHASE OF ASSETS

1.1 Definitions.

The Introductory Paragraph and the Recitals, set forth above, are incorporated herein and made a part of this Agreement in their entirety. Capitalized terms not defined in the text throughout this Agreement shall have the meanings ascribed to them in Article 9.

1.2 The Assets.

Sellers hereby agree, jointly and severally, to sell and Buyer hereby agrees to purchase the following assets of Sellers (the “Assets”), subject to the terms set forth in this Agreement:

(a)	All of Seller’s right, title and interest in the accounts, including any equity and warrant interests (the “Account Equity Interests”) in relation to each of the applicable Accounts as set forth on Schedule 1A-1, which constitutes all of such equity interests held by the Sellers in such Accounts, listed on Schedule 1A-2 (each, an “Account” and collectively, the “Accounts”);

(b)	All of Seller’s right, title and interest in the unsecured notes or agreements listed on Schedule 1B (collectively, the “Unsecured Notes”);

(c)	All of Seller’s right, title and interest in all outstanding consumer notes and contracts owned and held by Sellers in the receivables portfolios listed on Schedule 1C (collectively the “Owned Receivables”);

(d)	All of Seller’s right, title and interest in any Judgments, bankruptcy claims and collection rights associated with the recovery accounts listed on Schedule 1D (collectively the “Recovery Accounts”); and

(e)	All of Seller’s right, title and interest in the real estate listed on Schedule 1E (the “Owned Real Property”).

The Accounts, the Unsecured Notes, the Owned Receivables, the Recovery Accounts, and the Owned Real Property are collectively referred to herein as the “Assets”.

For the avoidance of doubt, the parties hereto agree that the Assets shall not include the Other Assets and that the Purchase Price paid hereunder is in respect of the Assets only and not any Other Assets.

1.3 Purchase and Sale of Assets.

Purchase of Assets. At the Closing (as defined in Section 1.6), Buyer shall purchase from Sellers for the Adjusted Purchase Price pursuant to Section 1.5, and Sellers shall irrevocably grant, sell, assign, transfer, deliver and convey to Buyer, free and clear of all Encumbrances except Permitted Encumbrances and as set forth in Section 5.8, all of Sellers’ respective right, title and interest in and to each of the Assets, including:

(i)	all of the Assets, including the respective Asset Documents, Asset Files, Additional Documents, Credit Enhancements and Advance Payments related thereto;

(ii)	all liens and other property (tangible or intangible) interests of Seller in the Collateral; and

(iii)	all of Sellers’ rights with respect to insurance policies, purchased by Borrowers or Obligors and naming a Seller as an additional insured in respect of the Assets and the Collateral for the Assets.

1.4 Obligations Assumed by Buyer.

Except as otherwise provided herein, upon the terms and subject to the conditions of this Agreement, effective as of the Closing Date, Buyer shall (i) assume and be obligated to perform the ordinary contractual obligations of a lender or owner (as the case may be) arising after the Closing Date in accordance with the terms of each of the Asset Documents, (ii) assume and be obligated to perform the funding and contractual obligations of the Sellers arising after the Closing Date in respect of the Assets that are set forth on Exhibit S attached hereto; and (iii) assume all ongoing costs of recovery arising after the Closing Date with respect to the Recovery Accounts (collectively, except as otherwise provided below in this Section 1.4, the “Assumed Obligations”); provided, however, that any claims for liability arising out of or relating to any disgorgement claims, counterclaims and rights of setoff or settlement agreements (excluding any ordinary contractual obligations of a lender or owner (as the case may be) included in any such settlement agreement and arising after the Closing Date) that occurred or accrued prior to the Closing Date will be retained by the Sellers; and provided, further, however, that notwithstanding anything to contrary in clauses (i) and (ii) of this Section 1.4, for the avoidance of doubt it is understood that Assumed Obligations shall in no event include, and in no way shall Buyer be liable for, claims, debts, liabilities and obligations of any type, kind or nature which arose, result from or relate in any way to any of the Assets prior to the Closing Date, including obligations arising out of (i) litigation filed or commenced or claims made, or litigation or claims arising from actions or omissions that occurred, prior to the Closing Date and (ii) those Taxes due and payable by Sellers prior to the Closing Date in connection with the Assets.

1.5 The Purchase Price; Payment.

(a)	The proposed purchase price for the Assets excluding Customer Number 35494 (the “Portfolio Assets”) as of January 31, 2006 (the “Cut-Off Date”) shall be equal to $46,475,497 (the “Portfolio Purchase Price”) less (1) any cash flow received by or on behalf of the Sellers with respect to the Portfolio Assets after the Cut-Off Date and prior to the Closing Date net of (x) Sellers’ Direct Costs of collections with respect to the Portfolio Assets, such costs not to exceed $110,000.00 per month or if the Closing Date is on a day other than the end of a month, $110,000.00 times a fraction the numerator of which is the number of days between the beginning of the month and the Closing Date and the denominator of which is the total number of days in the month and (y) any disbursements and fundings by Sellers after the Cut-off Date and prior to the Closing Date in respect of the Accounts specified in the first bullet of Exhibit S (such amount described in this clause (1), the “Cut-Off Funds”, and such difference between the Portfolio Purchase Price and the Cut-Off Funds, the “Adjusted Portfolio Assets Purchase Price”), plus (2) interest at the Interest Rate with respect to the Adjusted Portfolio Assets Purchase Price from the Cut-Off Date until the Closing Date.

(b)	The purchase price for the Asset with Customer Number 35494 (“Asset 35494”) is $25,567,133.90 as of April 5, 2006 the (the “Bid Date”) (the “35494 Purchase Price”), less all unaccrued and unearned interest in connection with the Asset 35494 as of the Bid Date (the “Adjusted 35494 Purchase Price”). Since Seller has already received interest on Asset 35494 in advance, any portion of interest that is unearned and unaccrued as of Bid Date shall reduce the 35494 Purchase Price. As of the Bid Date such amount of unearned and unaccrued interest is $665,918.26.

(c)

The Adjusted Purchase Price shall equal the Adjusted Portfolio Assets Purchase Price, plus the amount described in Section 1.5(a)(2), plus the Adjusted 35494 Purchase Price; provided, that if the purchase and sale of any or all of the Deferred Assets does not close as of the Closing Date, the Adjusted Purchase Price shall be calculated as if the Portfolio Purchase Price were reduced by the portion of the Portfolio Purchase Price allocated to such Deferred Assets in accordance with the Purchase Price Allocation, and the remaining calculations in Section 1.5(a) were made based on such reduced Portfolio Purchase Price and without reference to any amounts attributable to the Deferred Assets. The Adjusted Purchase Price is set forth on the settlement statement (the “Settlement Statement”), and reconciliation, in reasonable detail, of the Cut-Off Funds and Direct Costs as of the Closing Date, attached hereto as Exhibit X.

(d)	As of the Closing, Sellers shall cause all of Sellers’ right, title and interest in all escrow or reserve accounts with respect to any of the Assets to automatically be transferred to Buyer, a listing of which accounts is attached hereto as Exhibit L (the “Bank Accounts”). To the extent requested by Buyer, Sellers shall execute all documents or confirmations prepared by Buyer or the depository institution to effectuate the transfer of those funds to depository accounts designated by Buyer.

(e)	After the Closing, Seller agrees to remit to Buyer monthly, on the first day of each month after the Closing, any and all Payments made directly to Sellers in connection with the Assets. Seller shall promptly remit the Payments to Buyer using the wire instructions provided in Schedule 4, attached hereto and made a part hereof, or by other means as directed by Buyer.

(f)	At the Closing, Buyer shall pay to FINOVA Capital, on behalf of all Sellers, by wire transfer in immediately available funds, without setoff or deduction of any kind, except as specifically set forth herein, in US dollars, using the wire instructions set forth on Schedule 3, the Adjusted Purchase Price as defined and set forth on the Settlement Statement.

(g)	As of the date hereof, Sellers have delivered to Buyer a certificate identifying with respect to each Asset the Customer Number used in this Agreement by the exact name of the Account in form and substance satisfactory to Buyer.

(h)	As of the date hereof, Buyer and Sellers have entered into a separate agreement (the “Purchase Price Allocation”) setting forth the portion of the Purchase Price allocated to each Asset.

1.6 The Closing.

The consummation of the transactions contemplated herein shall occur at a Closing at the offices of Sellers in Scottsdale, Arizona, as of the close of business on the Closing Date. The Closing shall occur as soon as practical but no later than May 15, 2006 or such later date as the parties hereto may agree in writing. “Closing” and “Closing Date” shall refer to that date and time at which the transactions contemplated herein are consummated by the parties on or before May 15, 2006 or at such later date as agreed in writing between the parties. Notwithstanding the foregoing, Buyer and Sellers agree that the sale and transfer of those Assets listed on Schedule 1F (the “Deferred Assets”) may not close on or before May 15, 2006 and the parties may mutually establish a later closing date for such Assets (but in no event later than

May 31, 2006, unless the parties otherwise mutually agree) by a written amendment to this Agreement. Unless Sellers and Buyer agree otherwise in writing, all of the transactions, deliveries and payments contemplated hereby shall be deemed to have taken place simultaneously on the Closing Date and no transaction contemplated herein, or delivery or payment in connection with such transactions, shall be deemed to have been made until all such transactions are consummated and such deliveries and payments are made at the Closing or promptly thereafter (in each case other than in respect of the Deferred Assets).

1.7 Closing Deliveries – Sellers’ Responsibility.

I. Sale of all Assets. In connection with the sale of the Assets, on the Closing or at such later date as directed by Buyer, Sellers shall deliver to Buyer:

(a)	duly executed and authorized Sellers’ Officer’s Certificate, dated the Closing Date (the “Sellers’ Officer’s Certificate”);

(b)	duly executed and authorized Secretary’s Certificate, together with an Officer’s Affidavit in form and substance agreeable to the parties, dated the Closing Date (the “Sellers’ Secretary’s Certificate”) for each Seller, to the effect that: (A)(1) such Seller’s Charter Documents attached to such certificate are true, correct and complete, and were in full force and effect in the form as attached to such certificate on the date of adoption of the resolutions referred to in clause (3) below, (2) no amendment to such party’s Charter Documents has occurred since the date of adoption of the resolutions referred to in clause (3) below other than as shown in such certificate and (3) the resolutions adopted by the board of directors or managers, as applicable, of such Seller authorizing this Agreement and the transactions contemplated hereby, which shall be attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout, or by unanimous written consent, and such resolutions remain in full force and effect, are true and correct copies of the originals thereof and have not been amended, rescinded or modified, except to the extent attached thereto, and (B) such Seller’s officers executing this Agreement and the other documents, agreements and instruments to be executed and delivered by such party pursuant to this Agreement are incumbent officers and the specimen signatures on such certificate are their genuine signatures;

(c)	the Exhibits and Schedules of this Agreement updated as of the Closing (the “Closing Schedules”);

(d)	the Release of Collateral Trustee executed by the FINOVA Group, Inc., and Wilmington Trust, the Collateral Trustee, with exhibits and attachments thereto, a copy of which is attached hereto as Exhibit Q (the “Collateral Release”) and any costs in connection with the delivery of the Collateral Release shall be borne solely by FINOVA Group, Inc. and/or Sellers;

(e)	the UPB Certificate (as defined in Section 2.1(j));

(f)	an opinion of counsel for Sellers (which may be Sellers’ general counsel) addressed to Buyer, in form and substance reasonably satisfactory to Buyer and substantially in the form of Exhibit W (the “FINOVA Legal Opinion”); and

(g)	deliver such other documents as contemplated in Sections 1.7, 2.1 and 2.6 below which documents, prepared by the Buyer, shall be in form and substance agreeable to the parties.

II. The Accounts and Owned Receivables. In connection with the sale of the Accounts and the Owned Receivables, on the Closing or at such later date as directed by Buyer, Sellers shall deliver or cause to be delivered to Buyer:

(a)	a bill(s) of sale executed by Seller, prepared by Buyer in the form attached hereto as Exhibit A (the “Bill of Sale”), conveying all of Seller’s right, title and interest in each of the Accounts and Owned Receivables listed on Schedule 1A and 1C, respectively;

(b)	the original executed Note(s) evidencing each Account listed on Schedule 1A and each Owned Receivables listed on Schedule 1C, properly endorsed with the agreed upon Endorsement Stamp(s) or through an allonge, in the form of allonge as set forth on Exhibit N (the “Allonge”) attached hereto, including where permitted, in stamped or printed form;

(c)	an Assignment (in recordable form) prepared by Buyer and delivered to Seller for execution, for each of the Obligor Mortgages (together with the related loan documents);

(d)	the original executed Consumer Note(s) or purchase contract which have been pledged to Sellers by an Obligor as Collateral to secure one of the Accounts each listed on Exhibit A of the Collateral Transfer Agreement (the “Pledged Receivables”) with the agreed upon Endorsement Stamp(s) or through an Allonge, including where permitted, in stamped or printed form;

(e)	a blanket Assignment prepared by Buyer and delivered to Seller for execution, for the Pledged Receivables listed on Exhibit A of the Collateral Transfer Agreement;

(f)	the Asset Documents, Asset Files, Additional Documents, Advance Payments, Credit Enhancements, and Collateral documents related to each of the Accounts and Owned Receivables in Sellers’ possession or in the possession of any Seller Related Party;

(g)	a listing prepared by Sellers of all UCC financing statements currently monitored by Sellers in connection with the Accounts, where applicable, is attached hereto as Exhibit K;

(h)	deliver a quantity of Powers of Attorney, prepared by Buyer, substantially in the form of Exhibit B attached hereto (the “Power of Attorney”) in the number requested by Buyer, which form may be modified by Buyer to conform to jurisdictional requirements, including the addition of legal descriptions, if necessary to be available for use by Buyer as required;

(i)	an executed counterpart of an agreement(s) among Sellers and Buyer and each relevant Seller Related Party substantially in the form of Exhibit E attached hereto (the “Collateral Transfer Agreement”), which will provide for the endorsement and transfer of the Owned Receivables and the Pledged Receivables to Buyer at Buyer’s expense;

(j)	an assignment prepared by Buyers and executed by Sellers conveying all of Sellers’ right, title and interest to any potential claim Sellers may have against UCC Direct Services and /or Guaranty Business Credit Corporation, their successors and assigns, for damages in connection with the wrongful filing of terminations of California UCC Financing Statements Number 04-7000416577 and 04-7000435366;

(k)	an assignment and/or any other conveyancing documents required to transfer Sellers’ right, title and interest in any of the equities associated with the Accounts, prepared by Buyers, in form and substance agreeable to both parties, and executed by Sellers, together with any consents Buyer deems necessary for the transfer to Buyer; and

(l)	any other documents prepared by Buyer to be executed by Sellers which Buyer believes necessary to effect the transfer of the Accounts and Owned Receivables, as well as the Pledged Receivables, from Sellers to Buyer.

III. The Unsecured Notes. In connection with the sale of the Unsecured Notes, on the Closing or at such later date as directed by Buyer, Sellers shall deliver to Buyer;

(a)	a Bill(s) of Sale, prepared by Buyer and executed by Sellers conveying all of Sellers’ right, title and interest in each of the Unsecured Notes listed on Schedule 1B but only if deemed necessary by Buyer;

(b)	the original executed Note(s) evidencing each Unsecured Note listed on Schedule 1B, properly endorsed with the agreed upon Endorsement Stamp(s) or through an Allonge, including where permitted, in stamped or printed form;

(c)	any Asset Documents, Asset Files, Additional Documents, Advance Payments, and Credit Enhancements, related to each of the Unsecured Notes in any Seller’s possession; and

(d)	any other documents or consents prepared by Buyer to be executed by any Seller or third parties which Buyer believes necessary to effect the transfer of the Unsecured Notes from any Seller to Buyer.

IV. The Recovery Accounts. In connection with the sale of the Recovery Accounts, on the Closing or at such later date as directed by Buyer, Sellers shall deliver, or cause to be delivered, to Buyer:

(a)	a Bill(s) of Sale prepared by Buyer, reasonably acceptable to Sellers and executed by each Seller conveying all of such Seller’s right, title and interest in each of the Recovery Accounts listed on Schedule 1D;

(b)	an Assignment of Judgments, Claims, Lawsuits and Settlements Agreement prepared by Buyer and reasonably acceptable to Seller assigning all of the applicable Seller’s right, title and interest in any judgments awarded to such Seller (“Judgments”), bankruptcy claims filed by Seller (“Bankruptcy Claims”), lawsuit to which such Seller is a party (“Lawsuits”), or settlement agreement (“Settlement Agreements”) relative to each applicable Recovery Account listed on Schedule 1D, together with the originals or copies of the respective loan documents, court documents, and all collection records relating thereto in the possession of such Seller or a Seller Related Party;

(c)	the original executed Note(s), where applicable and when in any Sellers’ or Seller Related Party’s possession, on which such Seller’s collection efforts have been based for each applicable Recovery Account listed on Schedule 1D, with each Note, properly endorsed with the agreed upon Endorsement Stamp(s) or through an Allonge, including where permitted, in stamped or printed form;

(d)	with respect to the Judgments, a copy of the original Judgment (to the extent available to Sellers), together with a list of recording information for each venue in which the Judgment has been recorded or filed and all documents or back up materials in any Seller’s possession in connection with the Judgment;

(e)	with respect to the Lawsuits and Bankruptcy Claims, pleadings prepared by Buyer and reasonably acceptable to Seller necessary to substitute Buyer for the applicable Seller in the Court action, together with any and all loan documents, settlement agreements, pleadings and other back up materials in such Seller’s possession in connection with such Court action;

(f)	any other documents or consents prepared by Buyer and reasonably acceptable to Sellers to be executed by Sellers or third parties which Buyer believes necessary to effect the transfer of the Recovery Accounts from Sellers to Buyer;

(g)	a list of all outside counsel currently engaged by Sellers with respect to the Recovery Accounts; and

(h)	all company books and records, accounting and tax information, and any and all other documentation and information in any Seller’s possession in connection with, or relating to, the applicable Recovery Accounts.

V. The Account Equity Interests. In connection with the sale of all of Sellers’ Account Equity Interests, on the Closing Date or at such later date as directed by Buyer, in its sole discretion, Sellers shall deliver, or cause to be delivered, to Buyer:

(a)	a Bill of Sale in the form attached hereto as Exhibit A, prepared by Buyer, acceptable to Sellers and executed by an authorized officer of the Sellers, selling all of Sellers’ right, title and interest in and to the Account Equity Interests listed on Schedule 1A-1 to Buyer;

(b)	Stock Certificates in definitive form evidencing the shares of stock listed on Schedule 1A-1 with any transfer taxes thereon duly paid by the Buyers, for the account of Buyer, or to the extent such shares are to be delivered pursuant to the electronic book-entry system of the Depository Trust Company, delivery will be made in compliance with the applicable procedures thereof, provided, that such certificates shall made available to Buyer for inspection not later than 10:00 a.m., New York City time, on the business day immediately prior to the Closing Date;

(c)	Stock Powers, prepared by Buyer, acceptable and executed by the appropriate Seller, in the form attached hereto as Exhibit P;

(d)	all company books and records, accounting and tax information, and any and all other documentation and information in any Seller’s possession in connection with, or relating to, the Account Equity Interests;

(e)	there shall have been received by all of the companies in which the Account Equity Interests represent an interest (the “Companies”), Sellers, and/or Buyer, as the case may be, consents and waivers of third parties, as may reasonably be requested by Buyer, in a form reasonably satisfactory to Buyer; and

(f)	any other documents or consents, prepared by Buyer, in form and substance agreeable to both parties, to be executed by Sellers or third parties which Buyer believes necessary to effect the transfer of Sellers’ interest in the Account Equity Interests to Buyer.

VI. The Owned Real Property. In connection with the sale of the Owned Real Property, on the Closing or at such later date as directed by Buyer, Seller shall deliver to Buyer;

(a)	a quit claim deed(s) executed by the applicable Seller in the form of Exhibit R (the “Quit Claim Deeds”) attached hereto, conveying all of such Seller’s right, title and interest in all of the Owned Real Property listed on Schedule 1E;

(b)	any and all records in any Seller’s possession in connection with the Owned Real Property, including but not limited to, copies of covenants affecting the Owned Real Property, any HOA agreements, owner’s title insurance policies (if any), and all records showing the payment of maintenance fees or real estate taxes, if required, on the Owned Real Property; and

(c)	any other documents, prepared by Buyer, to be executed by the Sellers which Buyer believes necessary to effect the transfer of such Sellers’ interest to Buyer in the Owned Real Estate and if transferable, applicable Seller’s Corporate Membership (Member No. 30601) in The Teton Club and Teton Pines Country Club.

1.8 Closing Deliveries – Buyer’s Responsibility.

Purchase of Assets. In connection with its purchase of the Assets, at the Closing, Buyer shall:

(a)	pay the Adjusted Purchase Price set forth in Section 1.5 in accordance with Section 1.5(c); and

(b)	execute and deliver to Sellers:

(i)	Buyer’s Officer’s Certificate in the form of Exhibit H attached hereto (the “Buyer’s Certificate”);

(ii)	Buyer’s Incumbency Certificate in the form of Exhibit I attached hereto (the “Buyer’s Incumbency Certificate”);

(iii)	a counterpart of the Collateral Transfer Agreement; a copy of a servicing agreement with the Servicers, dated as of the Closing Date, with any Servicer that Buyer wishes to continue to have service the Accounts, Owned Receivables or Pledged Receivables;

(iv)	a copy or a custodial agreement with Equiant Financial Services, as custodian, a custodial agreement dated as of the Closing Date for the documents evidencing the Owned Receivables and Pledged Receivables currently held by Equiant for Sellers;

(v)	General Assignment (in the form of Exhibit G);

(vi)	Assignment and Endorsement of Note; and

(vii)	any documentation required from Buyer by the banks or financial institutions in connection with the transfer of the Bank Accounts.

ARTICLE 2

ADDITIONAL CLOSING REQUIREMENTS AND AGREEMENTS

2.1 Closing Related Matters.

(a)	Preparation of Bills of Sale. Buyer shall be responsible for the preparation of the Bills of Sale that Buyer believes necessary to complete the conveyance of any of the Assets in form identical to the form of Bill of Sale attached hereto as Exhibit A. Sellers shall execute any appropriate Bill of Sale as requested by Buyer on the Closing Date or at such later time as directed by the Buyer. All recording fees, transfer or conveyancing taxes or fees, legal fees, documentation fees, mortgage taxes, non-recurring intangible taxes or similar charges (collectively the “Costs”) related to the preparation and recordation of the Bills of Sale shall be borne by the Buyer.

(b)

Preparation and Recording of Assignments. Buyer shall be responsible for the preparation and recording or filing, as the case may be, of any Assignments or other documents to evidence the transfer of any of the Assets. Sellers shall execute any appropriate assignments or filings if requested by Buyer at the time of or subsequent to Closing. Buyer shall be responsible for the Costs related to the preparation and recordation of any of the Assignments in connection with the Assets.

(c)	Preparation and Recording of Quit Claim Deed(s). Buyer shall be responsible for the preparation and recording or filing of the Quit Claim Deed to evidence the transfer of the Owned Real Property, listed on Schedule 1E, in the form identical to the form attached hereto as Exhibit U. Sellers shall execute the Quit Claim Deed(s) as presented by Buyer, together with any other documents Buyer believes necessary to satisfactorily convey the Owned Real Property, together with the timeshare membership interest. Buyer shall be responsible for the Costs related to the preparation and recordation of the Quit Claim Deeds.

(d)	Other Conveyancing Documents. Buyer shall be responsible for the preparation of any and all conveyancing documents Buyer believes are required, in its sole opinion, to convey the Assets, or a portion thereof, from Seller to Buyer in addition to those already described in Section 2.1 (a), (b) and (c) above, in form and substance acceptable to Sellers in their sole discretion (the “Other Conveyancing Documents”). Sellers shall execute all Other Conveyancing Documents as presented by Buyer on the Closing Date or a later date as directed by the Buyer. Buyer shall be responsible for the Costs related to the preparation and recordation of any Other Conveyancing Documents.

(e)	Authorization to File UCC’s. The execution and delivery of the Bill of Sale shall constitute authorization by Sellers to Buyer to file amendments in the form of a full assignment of any UCC Financing Statements which perfect Sellers’ interest in the Collateral for any Asset, which assignment shall transfer all of Sellers’ right, title and interest in the existing UCC Financing Statements to Buyer.

(f)	Stock Transfers and Warrant Assignments. In connection with the transfer of the Account Equity Interests, Sellers shall cooperate with Buyer by (i) executing and delivering irrevocable stock powers and/or warrant powers in the form attached hereto as Exhibit P, each to be prepared by Buyer, with respect to any such equity interests on the Closing Date or at such later date as directed by the Buyer, subject to the provisions contained in this Agreement, and (ii) liaising with the Accounts or transfer agents thereof, as the case may be, to ensure the delivery of the appropriate stock certificates and/or consents.

(g)	Cooperation of Sellers. Until and after the Closing, Sellers, to the best of their ability and availability, agree to cooperate with Buyer in the execution of documents in form and substance acceptable to them that may from time to time be requested by Buyer to effect Buyer’s ownership in the Assets. However, Buyer acknowledges and confirms that Sellers are in the process of liquidating their assets and contemplate that all of the entities constituting Sellers will eventually be dissolved in some manner. Therefore, Buyer acknowledges that the time in which it may rely on Sellers’ cooperation may be limited and Buyer confirms that, other than as set forth herein, Sellers have not made any representations to Buyer as to the length of time Sellers will be available to accommodate the needs of Buyer.

(h)	Amendment or Settlement of Assets. Commencing on April 5, 2006 (the “Bid Date”) through and including the Closing Date, each applicable Seller agrees that it shall not modify, alter, hypothecate, settle or compromise, all or any portion of any Loan or obligations of any party thereunder (the “Loan Modifications”) in respect of any Asset, without the prior written consent of Buyer. Any Loan Modifications approved by Buyer since the Bid Date are listed on Exhibit M (the “Disclosure of Modifications”), attached hereto and made a part hereof. Seller also agrees to comply with the requirements set forth in Section 5.12 as they relate to the Assets.

(i)	Delivery of Asset Documents, Asset Files, etc. Buyer and Sellers have agreed that all Asset Documents categorized as original negotiable instruments, including but not limited to Notes, Stock Certificates, and Warrants shall be delivered to Buyers on the Closing Date, unless mutually agreed by the parties. The parties have also agreed that the Asset Documents and Asset Files as reviewed, packaged and sealed by Buyer prior to Closing will be shipped to Buyer at Buyer’s cost and instruction after the Closing Date, Buyer shall have sixty (60) days after the Closing Date of the respective Asset in which to request any additional documentation for the Assets and if such documents are in Sellers’ possession, Seller agrees to ship same to Buyer.

(j)

UPB Certificate. Sellers have prepared and delivered to Buyer as of the date hereof a certificate, in a form reasonably satisfactory to Buyer, duly executed by Sellers (the “UPB Certificate”), detailing (x) the true and correct unpaid principal balance of indebtedness for Customer Number 35494 as of the Bid Date; and (y) the true and correct unpaid principal balance of indebtedness, or, with respect to each Active Account that is a lease, the aggregate amount of the remaining lease payments plus residual value less unearned income due thereunder, in each case as of the Cut-Off Date (the

“UPB”) for (a) each Active Account; and (b) certain Recovery Accounts as agreed between Buyer and Sellers prior to the date hereof. During that period commencing on the Closing Date and for ninety (90) days thereafter, in the event that the Buyer determines that the UPB Certificate was inaccurate with respect to one or more of the Assets, within five (5) Business Days of any such determination, Buyer shall notify Sellers of such inaccuracy and provide a written statement explaining in reasonable detail the basis for such determination (a “UPB Notice”). Within ten (10) Business Days of delivery of any UPB Notice, Sellers shall respond in writing, setting forth their agreement, total disagreement, or a proposed compromise with respect to each inaccuracy described therein, provided, however, that if Sellers fail to respond in writing within such ten (10) Business Day Period, Sellers shall be deemed to have fully agreed with such UPB Notice. Within ten (10) Business Days after Buyer’s receipt of Sellers’ written response to a UPB Notice, Buyer shall notify Sellers that it accepts or rejects such response, and/or is willing to work with the Sellers to agree on the correct UPB for the disputed assets. Within thirty (30) days of Sellers’ receipt of a UPB Notice (or upon determination of the actual UPB for an Asset by a court of competent jurisdiction, if later), Sellers shall pay to Buyer, without set-off or counterclaim of any kind, an amount equal to (i) the difference, if a positive number, between (x) the UPB stated on the UPB Certificate with respect to an Asset that is the subject of such UPB Notice, and (y) the actual UPB for such Asset (as agreed to by Sellers and Buyer or as deemed to have been agreed to by Sellers as set forth above; or, if the actual UPB for such Asset has not been agreed to by Sellers and Buyer, and Sellers have not been deemed to have agreed to such actual UPB as provided above, as determined by a court of competent jurisdiction); times (ii) the percentage set forth in the “SPC Bid” column on the Purchase Price Allocation; provided, that Sellers shall be obligated to make payments under this Section 2.1(j) only if, and to the extent that, such amounts are, in the aggregate, in excess of $150,000.

2.2 Cut-Off Funds Received or Disbursed by Sellers Between the Cut-Off Date and Closing.

(a)	Cut-Off Funds received in any Seller’s Lockbox Accounts or depository accounts between the Cut-Off Date and up to and including April 26, 2006 will be swept to Sellers’ designated bank accounts on April 26, 2006 for the benefit of the Sellers.

(b)	On the Closing Date, Sellers will provide a reconciliation, in reasonable detail, of the Cut-Off Funds and Direct Costs as of the Closing Date, in the form of Exhibit X.

(c)	On completion of the reconciliation and analysis described in Section 2.2 (b) above at Closing, that portion of the Cut-off Funds shall be deducted from the Portfolio Purchase Price on the Closing Date in accordance with Section 1.5, as set forth on the Settlement Statement.

(d)	Further, all Cut-Off Funds received by Sellers after April 26, 2006 shall be held in trust for the benefit of Buyer and remitted to Buyer by Seller or a Seller Related Party after the Closing Date as agreed between Buyer and Seller, including but not limited to that date on which Sellers close their Lock Box Accounts, together with a complete reconciliation for each distribution to Buyer post closing of the Cut-Off Funds received after April 26, 2006. All such remittances shall be delivered to Buyer or their designated agent in accordance with the wire instructions set forth on Schedule 4. Sellers shall maintain all of their Lock Box Accounts and depository accounts for at least forty-five (45) days after the Closing.

(e)	All cash flow received by or on behalf of the Sellers with respect to Asset 35494 received by Sellers after the Bid Date (the “35494 Funds”) shall be held in trust for the benefit of Buyer and remitted to Buyer by Seller or a Seller Related Party after the Closing Date as agreed between Buyer and Seller, including but not limited to that date on which Sellers close their Lock Box Accounts, together with a complete reconciliation for each distribution to Buyer post closing of the 35494 Funds received after the Bid Date. All such remittances shall be delivered to Buyer or their designated agent in accordance with the wire instructions set forth on Schedule 4.

2.3 Tax Matters.

(a)	Payment of Taxes. Seller shall pay all Taxes as levied by any taxing authority with respect to ownership of the Assets on or prior to the Closing Date and Buyer shall pay all such Taxes with respect to the ownership of Assets after the Closing Date, with the exception of any assessed real estate taxes, association dues, or maintenance fees on consumer owned timeshares or other real estate which are Collateral for the Consumer Mortgages that are the requirement of the consumer even if the relative taxes have not been paid by the consumer.

(b)

Cooperation with Respect to Tax Records. Buyer and Sellers agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, information (including access to books and records) and assistance, including making employees available on a mutually convenient basis (to the extent the Seller has employees) to provide additional information and explanations of any material provided, relating to the Assets as is reasonably necessary for the filing of any federal or state Tax return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Assets. Sellers or its designated agent, successor, administrator or receiver shall retain in their possession, until the expiration of the Internal Revenue Service statute of limitations to assess, and make copies for Buyer’s records at Buyer’s request and expense Tax returns and Tax records relating to the Assets that might be relevant to any taxable period ending on or prior to the Closing Date.

(c)	Cooperation with Respect to Collection and Payment of Taxes and Filing of Returns. (i) Buyer and Sellers agree to cooperate in the reporting, remitting, billing and collecting of state and local Taxes, other than Taxes measured by net income. (ii) Sellers will cause to be prepared and timely filed when due all Tax returns and filings for taxable periods ending on or before the Closing Date. (iii) Buyer will cause to be prepared and timely filed all Tax returns and filings required to be filed after the Closing Date.

(d)	Allocation of Adjusted Purchase Price. Buyer and Sellers shall file, and shall cause their Affiliates to file, all tax returns and statements, forms and schedules in connection therewith in a manner consistent with the allocation of the Purchase Price as agreed between the parties in writing, and Buyer and Sellers shall take no position contrary thereto unless required to do so by applicable tax laws.

(e)	Transfer Taxes. For any transfer of title to Assets which would otherwise be subject to sales or use tax, Buyer shall provide to Seller a sales tax resale or exemption certificate (in a form approved by Seller, with such approval not to be unreasonably withheld) evidencing that the subject transaction shall be exempt from the imposition of taxes when applicable.

2.4 Obligor Notices, Loss Payee Endorsements.

Sellers shall execute notices prepared by Buyer which Buyer will send out to Obligors or to any other party as Buyer deems necessary requesting Obligors to notify all insurers providing insurance coverage with respect to any of the Assets or Collateral to issue appropriate endorsements, riders, or certificates to their insurance policies indicating that the new loss payee and additional insured under the insurance policies as of the Closing Date is Buyer. Buyer shall be responsible for receiving and reviewing all endorsements provided therefrom and for the tracking of the receipt of each endorsement requested.

2.5 Collateral Servicing.

In relation to the Accounts, Owned Receivables and Pledged Receivables and their related Asset Documents, Buyer shall be solely responsible for making all arrangements, at Buyer’s cost and expense, for the custody, servicing, inventory and shipping of the Asset Documents, Asset Files, Additional Documents, Credit Enhancements and Collateral from and after the Closing Date. Sellers’ only obligation will be to make the designated documents available for pick-up by Buyer or their designee for a reasonable period of time on or after the Closing Date. Buyer assumes all risk related to those documents from and after the Closing, regardless of whether those matters remain at Sellers’ premises or the premises of a Seller Related Party after the Closing, except in connection with the willful misconduct or gross negligence of Sellers. Except as expressly set forth in this Section 2.5, Sellers shall have no responsibility or liability after the Closing other than to cooperate with Buyer with respect to the transition of custodial and servicing responsibilities for any Account, Owned Receivables, or Pledged Receivables, the Collateral or any matters related thereto, including as required by Section 5.13.

2.6 Obligor Consents, Title Policy Endorsements, and Endorsements of Notes.

Sellers shall execute notices or direction letters provided by Buyer and shall cooperate with Buyer in (a) notifying Obligors or other responsible parties, as directed by Buyer, of the sale of the Assets to Buyer, (b) obtaining the written consent if required by the Asset Documents of certain Obligors for each of the Loans, (c) assisting Buyer in the ordering and obtaining of title insurance policy endorsements with respect to existing Sellers’ Title Policies with respect to any of the applicable Assets (if Buyer elects to obtain prior or subsequent to Closing) and (d) providing Endorsement Stamps or Allonges in Sellers’ or the applicable custodian’s possession to Buyer so Buyer shall or shall be able to cause custodian pursuant to the Power of Attorney to endorse by stamp or Allonge any Owned Receivable or Consumer Notes with relation to the Pledged Receivables, which need to be endorsed from the applicable Borrower to Sellers or from Sellers to Buyer to properly complete the chain of endorsements for any Owned Receivables or the Pledged Receivable in accordance with the terms of the Collateral Transfer Agreement.

2.7 Ancillary Transaction Documents.

The Transaction Documents including the Assignments, Bills of Sale, Powers of Attorney and Quit Claim Deeds as well as any endorsements or Allonges with respect to the Obligor Notes and Consumer Notes in relation to the Pledged Receivables are subject to the provisions of this Agreement and in the event of any conflict between provisions of this Agreement and any other Transaction Document, this Agreement shall control.

ARTICLE 3

CONDITIONS TO CLOSING; ABANDONMENT OF THE TRANSACTION

3.1 Conditions to Each Party’s Obligations.

The respective obligations of Buyer and Sellers to consummate the transactions contemplated hereunder at Closing are subject to satisfaction or written waiver by Buyer and Sellers of the following conditions:

(a)	On the Closing Date, there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or other Governmental Entity of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

(b)	No action or proceeding shall have been instituted and, on the Closing Date, remain pending before a court or other Governmental Entity to restrain, prohibit or otherwise challenge, materially hinder or delay the sale of any portion of the Assets to Buyer or the performance of any obligations of the parties hereto (or seeking substantial damages from Buyer or Sellers as a whole as a result thereof), nor shall any court or Governmental Entity have notified any party to this Agreement that the consummation of the transactions contemplated hereby would constitute a violation of the laws of the United States or any State thereof or the laws of the jurisdiction to which that court or other Governmental Entity is subject and that it intends to commence proceedings to restrain the consummation of such transactions, to force divestiture if the same are consummated or to modify the terms or results of the transactions unless the court or other Governmental Entity shall have withdrawn that notice, or otherwise indicated in writing that it will not take any action, prior to what would otherwise have been the Closing Date.

(c)	Sellers shall have received (at Sellers’ sole cost and expense) the Collateral Release in the form agreed to herein from Wilmington Trust executed by authorized representatives of Wilmington Trust to be delivered to Buyer at Closing.

3.2 Conditions to Buyer’s Obligation to Purchase.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a)	this Agreement and the other Transaction Documents to which Sellers are a party or are necessary to transfer or assign the Assets shall have been duly executed by authorized representatives of the respective Seller, and delivered to Buyer, and Buyer shall have received those documents and all other documents, certificates and schedules required by Section 1.7 or elsewhere in the Agreement;

(b)	all representations and warranties of Sellers contained herein (including the Schedules and Exhibits attached hereto) are true and correct, as of the date made and at and as of the Closing Date; provided, however, that if any portion of any such representation or warranty is already qualified by materiality (including Material Adverse Effect on the business of the Sellers or the Assets), for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects;

(c)	each of the covenants and agreements of Sellers contained in this Agreement to be performed by any of Sellers as of or prior to the Closing shall have been performed in all material respects;

(d)	Sellers shall have delivered the FINOVA Legal Opinion to Buyer; and

(e)	each Seller shall have delivered the documents, agreements and instruments required to be delivered by it pursuant to Section 1.7 or elsewhere in this Agreement.

3.3 Conditions to Seller’s Obligation to Sell.

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Sellers:

(a)	this Agreement and the other Transaction Documents to which Buyer are a party or are necessary to transfer or assign the Assets shall have been duly executed by an authorized representative of Buyer, and delivered to Sellers;

(b)

all representations and warranties of Buyer contained herein (including the Schedules and Exhibits attached hereto) are true and correct as of the date made and at and as of the Closing Date; provided, however, that if any portion of any such representation or warranty is already qualified by materiality (including Material Adverse Effect on the business), for purposes of determining whether this condition has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects;

(c)	each of the covenants and agreements of Buyer contained in this Agreement to be performed by Buyer as of or prior to the Closing shall have been performed in all material respects;

(d)	Buyer shall have delivered the documents, agreements and instruments required to be delivered by it pursuant to Section 1.8 or elsewhere in this Agreement;

(e)	Sellers shall have received the Adjusted Purchase Price by wire transfer in immediately available funds; and

(f)	Sellers shall have received the Collateral Transfer Agreement, executed by Buyer and the applicable Servicer(s) or other Seller Related Parties and any other documents as required by the Collateral Transfer Agreement.

3.4 Termination of Agreement and Abandonment of Transactions.

Anything herein to the contrary notwithstanding, if this Agreement is signed prior to Closing, this Agreement and the transactions contemplated hereby may be terminated in any of the following ways at any time prior to the Closing and in no other manner:

(a)	by mutual written consent of Sellers and Buyer;

(b)	by either Sellers or Buyer, if there shall be any law or regulation that makes consummation of this Agreement illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Sellers or Buyer from consummating this Agreement is entered and such judgment, injunction, order or decree shall become final and non-appealable; or

(c)	by either Sellers or Buyer, if the Closing has not occurred on or before May 15, 2006; provided, however, that the failure of the Closing to occur on or before such date is not the result of a breach of any covenant, agreement, representation or warranty hereunder by any party hereto seeking the termination.

3.5 Termination of Obligations.

(a)	Any termination of this Agreement prior to Closing under Section 3.4 will be effective immediately upon the delivery of written notice thereof by the terminating party to the other parties hereto.

(b)	In the event of termination of this Agreement as provided in Section 3.4, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination (and shall be required to pay all expenses of the other party hereto including reasonable attorneys fees incurred prior to the termination of this Agreement on account of such breach); and provided further that, the provisions of this Section 3.5, Article 7, Sections 8.6(a) and (b) and Article 9 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement shall relieve any party from liability for any breach hereof prior to such termination.

ARTICLE 4

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer hereby represents and warrants to Sellers as follows:

4.1 Organization and Good Standing.

Buyer is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to (i) carry on its business as that business currently is being conducted, (ii) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (iii) perform each of its obligations under this Agreement and the other Transaction Documents, and all transactions contemplated hereby and thereby.

4.2 Authorization and Enforceability.

Buyer has taken all necessary corporate action to duly authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is party, and no further authorization or consent by Buyer or any of their respective stockholders or boards of directors is required. This Agreement and the other Transaction Documents to which Buyer is a party have been (or will be at Closing) duly executed and delivered by Buyer and are (or will be at Closing and thereafter), assuming execution and delivery by the other parties thereto, the legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.3 No Corporate Conflicts; Corporate related Consents.

The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the performance by Buyer of their respective obligations hereunder and thereunder do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or award to which Buyer is subject, or (iii) conflict with, violate, result in the breach or termination of, or impair or result in the loss of Buyer’s rights in, any agreement, contract or commitment to which Buyer is a party. No notices, reports or other filings are required to be made by Buyer with or to which Buyer is subject, nor are any consents, licenses, permits, authorizations or approvals required to be obtained by Buyer from, any Governmental Entity or any other Person in connection with the execution, delivery and performance by Buyer of this Agreement or any other Transaction Document to which Buyer is a party or the consummation of the transactions contemplated hereby and thereby.

4.4 Litigation.

There is no action, suit, legal or arbitration proceeding or investigation pending or, to the knowledge of Buyer, threatened, against Buyer which if adversely determined would reasonably expect to have a Material Adverse Effect on the ability of Buyer to consummate the transactions contemplated hereunder or under the other Transaction Documents or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder or thereunder.

4.5 Purchase for Own Account.

Buyer is acquiring the Assets for its own account and not with a present view toward any public distribution thereof; provided, however, that nothing in this representation shall limit Buyer’s right to dispose of, or its right to sell participations in its interest in, in this Agreement or any or all of the Assets to any Person in compliance with applicable law.

4.6 Due Diligence.

Buyer acknowledges that Buyer is solely responsible for performing its own due diligence and credit investigations with respect to the Assets, Collateral and Obligors and related matters.

4.7 No Brokers.

No Person acting on behalf of Buyer or any of its Affiliates or under the authority of any of them is or will be entitled to any brokers’ or finders’ fee or other commission or similar fee, directly or indirectly, from Sellers or any of their Affiliates in connection with any of the transactions contemplated hereby. In the event that a claim is brought for such fees in connection with this sale to Buyer against Seller, Buyer shall be responsible for the payment and/or settlement of same.

ARTICLE 5

SELLERS’ REPRESENTATIONS AND WARRANTIES

Except as set forth in the disclosure schedule attached to this Agreement as Schedule 2 (the “Disclosure Schedule”) Sellers (other than Desert Communications), jointly and severally, hereby represent and warrant to Buyer the following:

5.1 Organization and Good Standing.

Each Seller is a corporation or other form of legal entity duly formed, validly existing and in good standing under the laws of its state of organization and has all organizational power and authority to (i) carry on its business as that business currently is being conducted, (ii) execute and deliver this Agreement and the other Transaction Documents and (iii) perform its obligations hereunder and thereunder and all transactions contemplated hereby and thereby. Sellers are duly qualified to do business in all jurisdictions in which the failure to so qualify would have a Material Adverse Effect on such Seller’s ability to execute, deliver and perform its obligations under this Agreement or the other Transaction Documents.

5.2 Authorization and Enforceability.

Each Seller has taken all necessary corporate action to duly authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and no further authorization or consent by Sellers or any of their respective stockholders or boards of directors is required and the only release required in connection with this sale is the Collateral Release. This Agreement and the other Transaction Documents to which each Seller is a party have been (or will be at Closing) duly executed and delivered by that Seller and are (or will be at Closing and thereafter), assuming execution and delivery by the other parties thereto, the legal, valid and binding obligations of Sellers, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.3 No Corporate Conflicts; Consents.

The execution and delivery of this Agreement and the other Transaction Documents to which Sellers are a party and the performance by any Sellers of their respective obligations hereunder and thereunder do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of such Seller, (ii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, award or agreement with any Governmental Entity to which such Seller is subject, or (iii) conflict with, violate, result in the breach or termination of, or impair or result in the loss of any Seller’s rights in, any agreement, contract or commitment such Seller is a party to or to which any Seller or any of the Assets is subject; nor will that execution, delivery and performance result in the acceleration in the time for performance of any obligation of any Seller relating to or affecting the Assets or the Asset Documents, or in the creation of an Encumbrance on any of the Assets once Sellers’ have received the Release of the Collateral Trustee. Sellers’ transfer to Buyer of all of their respective right, title and interest to the Assets is in the ordinary course of each of Seller’s businesses.

5.4 Litigation.

There is no action, suit, legal or arbitration proceeding or investigation pending or, to Sellers’ Knowledge, threatened, against any of the Sellers which if adversely determined would reasonably expect to have a Material Adverse Effect on the ability of Sellers to consummate the transactions contemplated hereunder or under the other Transaction Documents or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated hereunder or thereunder.

5.5 Review and Delivery of Assets and Other Documentation.

Sellers have provided Buyer the opportunity to review all of the Asset Documents, Asset Files, Additional Documents, Credit Enhancements and Collateral in the possession of Seller or a Seller Related Party and Seller makes no representations or warranties as to the condition of same, except as expressly set forth herein.

5.6 Title to Assets; No Encumbrances.

Sellers are the sole and exclusive owners of each of the Assets. Sellers have good and marketable title to each of the Assets, and at Closing the Assets and the related Asset Documents will be free and clear of all Encumbrances, except for (i) the Encumbrances arising pursuant to this Agreement, (ii) the terms of the Asset Documents, (iii) the applicable Permitted Encumbrances, provided, however, unless otherwise expressly stated herein, the Account Equity Interests shall be free and clear of all Encumbrances, including Permitted Encumbrances, (iv) the Bluegreen Agreement and the Alpine Crest Agreement to the extent described on Exhibit S, and (v) the Collateral Release (to be obtained on or prior to Closing). To Sellers’ Knowledge and as reviewed by the Buyer, there are no monetary trust, impound or escrow accounts of any kind with respect to the Assets except as set forth on Exhibit L attached hereto. The applicable Seller is the sole owner of the right to receive all principal, interest, dividends, distributions and all other amounts required to be paid to the applicable lender under each loan comprised within the Assets and is the sole holder of the Account Equity Interests. Sellers are the sole owners and holder of each Asset and have the full right and authority, subject to no interest or participation of, or agreement with, any third party, to sell, transfer and assign the same pursuant to this Agreement.

After the Closing, Buyer’s right to receive all principal, interest and all other amounts required to be paid to the Sellers under each Asset and such ownership and rights are not subject to any interest or participation of, or agreement with, any third party, to share in the proceeds of, sell, transfer and assign the same, except for the participation interests specifically identified on Exhibit Z.

5.7 No Brokers.

No Person acting on behalf of Sellers or any of their Affiliates or under the authority of any of them is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee, directly or indirectly, from Buyer or any of their Affiliates in connection with any of the transactions contemplated hereby.

5.8 “AS IS” Nature of Sale.

Buyer acknowledges and agrees that Buyer is solely responsible for performing and has performed its own due diligence investigation and credit evaluation with respect to the Assets. Buyer further acknowledges and agrees that, except as expressly set forth in this Agreement, Sellers have not made, do not make and specifically negate and disclaim any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to: (a) the value, nature, quality or condition of the Assets; (b) the income to be derived from the Assets; (c) the suitability of the Assets for investment by Buyer; (d) the profitability of the Assets; (e) the collectability of the Judgments and Bankruptcy Claims obtained in connection with the Recovery Accounts; and (f) the collectability, title, documentation, existence of liens or value of the Collateral; and Buyer further acknowledges and agrees that to the maximum extent permitted by law, the sale and transfer of the Assets as provided for herein is made on an “AS IS” and “WHERE IS” condition and basis and “WITH ALL FAULTS”. The provisions of this Section 5.8 shall survive the Closing.

5.9 Asset Documents, Asset Files or Additional Documents.

Sellers have provided to Buyer for its inspection at the offices of Sellers or any Seller Related Party, true, correct and complete copies of the Asset Documents, Asset Files, Additional Documents and Credit Enhancements relative to each Asset. The Asset Documents are in full force and effect, enforceable against all parties thereto as of the date hereof.

5.10 Unfunded Obligations.

Sellers represent that the only amounts committed to a Borrower under any Account but not funded in connection with any of the Accounts are the amounts set forth for each Account specified in the first bullet of Exhibit S attached hereto.

5.11 Solvency.

Sellers together with their parent The FINOVA Group, Inc. was a party to that certain bankruptcy proceeding filed in the United States Bankruptcy Court for the District of Delaware No. 01-0697 (the “Bankruptcy Court”) The FINOVA Group, Inc.’s Third Amended and Restated Plan of Reorganization (the “Plan”) has been confirmed by the Bankruptcy Court pursuant to the confirmation order delivered to Buyer and no appeal from the Confirmation Order has been filed. FINOVA Capital and to Sellers’ Knowledge, The FINOVA Group, Inc., is not in default of any of its obligations pursuant to the Plan and FINOVA Capital and to Sellers’ Knowledge, The FINOVA Group, Inc., has not received any notice or threatened notice of default thereunder. Sellers acknowledge that the Purchase Price for the Assets represents fair market value with respect to the current value of the Assets. The sale of the Assets is not undertaken with the intent to hinder, delay or defraud the Sellers’ creditors. Sellers are not under duress or subject to any requirement to sell the Assets at this time. Sellers’ decision to sell the Assets pursuant to this Agreement was made after due consideration of the alternatives available to Sellers with respect to the Assets and Sellers believe that a sale pursuant to this Agreement is in the best interest of Sellers.

5.12 Notices of Default and Releases.

Except for the Recovery Accounts and the Assets set forth on Exhibit T attached hereto, on or after the Bid Date, Sellers have not delivered to any Obligor a notice of default with respect to any of the Loans and to Sellers’ Knowledge, no material default under any of the Asset Documents related to the Loans has occurred since the Bid Date, and is continuing. Sellers are not in default with respect to any of the Assets or Asset Documents, other than violations or defaults the consequences of which would not reasonably be expected to have a Material Adverse Effect on any particular Asset or the subject transaction. Sellers have not released any Collateral in connection with the Assets from the Cut-off Date through and including the Closing Date.

5.13 Lost Note Affidavits.

In the event that certain Consumer Notes or any Notes in connection with the Owned Receivables documents are not located by Sellers or their custodian pursuant to the terms of this Agreement, the Power of Attorney and the Collateral Transfer Agreement, Buyer is hereby authorized by Sellers to cause the custodian to execute a Lost Note Affidavit in the form of Exhibit V attached hereto to Buyer in connection with all such Consumer Notes which have not been located as of the Closing Date or at any time subsequent to the Closing Date. In the event certain Obligor Notes have not been located by Sellers or their custodian as of the Closing Date, Sellers have executed and delivered to Buyer a Lost Note Affidavit in form of Exhibit J attached hereto in connection with all such Obligor Notes which have not been located as of the Closing Date. If subsequent to the Closing Date, there is evidence of an Obligor Note for which a Lost Note Affidavit has not been executed as of the Closing Date and such Obligor Note is not located subsequent to Closing, then Sellers shall or Buyer shall be permitted pursuant to the Power of Attorney to execute a Lost Note Affidavit in respect thereof.

5.14 Owned Real Property.

(a)	Sellers have good and marketable title to all Owned Real Property. To the best of Sellers’ Knowledge there are no Hazardous Materials affecting any of the Owned Real Property and there has been no alleged violation of any applicable Environmental Laws;

(b)	To the best of Sellers’ Knowledge, Sellers have not received any notice from any Governmental Entity that the Owned Real Property or any portion thereof, including the buildings and resorts, violates any zoning, building, fire, health, pollution, subdivision, environmental protection or waste disposal ordinance, code, law or regulation or any requirement contained in any hazard insurance policy covering the Owned Real Property.

(c)	To the best of Sellers’ Knowledge, Sellers are not presently in receipt of notice of any pending or, to Sellers’ Knowledge, threatened, legal action, monies owed or default of any kind from any homeowner’s associations related to or with respect to any interest in any Owned Real Property.

(d)	Sellers shall convey all of their right, title and interest in and to the Owned Real Property to Buyer at Closing by a Quit Claim Deed in the form attached hereto as Exhibit R.

(e)	Buyer acknowledges and confirms that the Owned Real Property included in this sale are the Timeshare interests in certain units and weeks at The Teton Club, A Condominium as set forth on Schedule 1E. Buyer confirms its understanding that commencing on the Closing Date, Buyer shall be responsible for the payment of the real estate taxes, HOA fees, association dues, maintenance fees and other obligations as required under the Owned Real Property agreements, in each case, that become due and payable after the Closing Date and that were not due and payable prior to the Closing Date (no matter for what period the taxes are assessed), any and all of which were the responsibility of Sellers’ prior to the Closing Date.

5.15 Unpaid Principal Balance.

Sellers hereby represent and warrant that the UPB Certificate is true and correct in all material respects.

5.16 Servicing, Custodial and Lockbox Agents.

Seller represents and warrants that Exhibit O is a true and correct listing of all servicing, custodial and lockbox agents with respect to the Assets.

5.17 Sellers’ Knowledge.

Seller represents and warrants that the Persons identified in clause (ii) of the definition of Sellers’ Knowledge are all of the Persons that are or were responsible for the management of any of the Assets as of the Cut-Off Date or the Closing Date.

5.18 Securities Law Matters.

None of the Account Equity Interests represents beneficial ownership of more than 5% of any class of equity securities of the related Company, and as a result Sellers have not filed and are not required to file reports with respect to their ownership interest of any Company pursuant to Section 13(d) or Section 16 of the Securities Exchange Act of 1934.

5.19 Disclosure.

The information concerning the Sellers and the Assets set forth in this Agreement, the Exhibits and Schedules attached hereto and any document, statement or certificate furnished or to be furnished to the Buyer pursuant hereto, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading. The Sellers have disclosed to the Buyer all material facts pertaining to the transactions contemplated by this Agreement and the Exhibits hereto. Copies of all documents heretofore or hereafter delivered or made available to the Buyer pursuant to this Agreement were or will be complete and accurate copies of such documents.

ARTICLE 6

CERTAIN ADDITIONAL COVENANTS

In addition to the covenants set forth elsewhere in this Agreement, Buyer with respect to the items applicable to it, and each Seller, with respect to the items applicable to it, covenants and agrees as follows.

6.1 Certain Notices.

(a)	From and after the date of this Agreement, Sellers shall promptly deliver to Buyer all notices received by Sellers regarding any or all of the Assets, the Asset Documents, the Asset Files, the Additional Documents, the Credit Enhancements or the Collateral, including any notices of delinquencies in payment of any Taxes.

(b)	Prior to the Closing Date, Sellers shall give prompt written notice to Buyer of any Material Adverse Effect or any default or claimed default by Sellers or any Obligor under any of the Assets and of any termination or claimed termination thereof, of which any Seller gains knowledge during that period.

6.2 Pending or Threatened Litigation.

Prior to the Closing Date, Sellers and Buyer shall inform each other, promptly upon obtaining knowledge thereof, of any pending or threatened litigation which reasonably could be anticipated to (i) render inaccurate in any material respect any representation or warranty made by Sellers or Buyer, (ii) prohibit or restrain or materially and adversely affect the consummation of the transactions contemplated hereby or in the other Transaction Documents or the performance by Sellers or Buyer of their respective obligations hereunder or thereunder, (iii) have a Material Adverse Effect or (iv) relate to any of the Assets, the Asset Documents, the Asset Files, the Additional Documents or the Collateral.

6.3 Further Assurances.

(a)	If any instrument or document delivered to Buyer in payment of Payments, insurance proceeds or other amounts payable with respect to any Asset or Asset Documents, Additional Documents or Collateral requires the endorsement of any Seller, Buyer is hereby irrevocably authorized and granted an irrevocable limited power-of-attorney in recordable form to endorse that instrument or document on behalf of the respective Seller, which power-of-attorney is coupled with an interest. This power of attorney will be further evidenced by separate and multiple Powers of Attorney for each of the Assets to be executed by Sellers at the Closing. Buyer shall rely on the Power of Attorney for each of the Assets to enable it to consummate any of the transfers contemplated in this Agreement. Sellers shall execute notices or other correspondence prepared by Buyer in reasonable form to have Buyer named as the insured or as an additional insured, as applicable, under any insurance policies relating to the Assets.

(b)

Sellers agree that from time to time on and after Closing, as often as reasonably requested to do so by Buyer where the Power of Attorney is not sufficient to enable Buyer to execute or undertake the same, Sellers will (i) promptly execute and deliver all further assignments, instruments and documents prepared by Buyer in reasonable form, and take all further action, that may be necessary or desirable or proper, or that Buyer may reasonably request, to complete, ensure and perfect the sale, transfer and conveyance to Buyer of the Assets, Asset Documents, Asset Files and Additional Documents and Sellers’ interest in the related Collateral and Credit Enhancements, to ensure that any security interest actually or purportedly assigned to Buyer pursuant to this Agreement and/or any other Transaction Document continues its perfected status immediately following the Closing and the consummation of the other transactions contemplated hereby and thereby, including executing additional Powers of Attorney and (ii) cooperate with Buyer in connection with any transfer to Buyer of electronic data concerning the Assets contained in Sellers’ computer systems following Closing; provided that Sellers shall not be required to convert any data into another format or database system.

(c)	Sellers shall account for all funds and at Buyer’s expense shall execute and deliver or cause a Seller Related Party to execute and deliver on Sellers’ behalf instruments, documents, data tapes, and agreements, perform other acts, and otherwise assist and cooperate with Buyer as Buyer may reasonably require to completely transfer the ownership, servicing, custody and related depository accounts at various lockbox banks related to the Assets to Buyer.

(d)	Sellers shall cooperate with Buyer and any title insurance agent or company which has prepared Title Policies for Sellers or which is designated by Buyer to provide affidavits or other documents as the title insurance agent or company reasonably requests and which sellers of real estate loans customarily provide to title insurance companies which will enable the applicable title insurance agent or company to issue to Buyer a form in the applicable jurisdiction of “assignment of mortgage” endorsement to each of the Title Policies. Buyer expressly agrees that Sellers shall not be required to incur any expense in connection with Buyer’s efforts to obtain or transfer title insurance, and Sellers make no representation as to the existence, validity or assignability of any title policy or title policy endorsement in any way related to the Assets, but Sellers are not aware of any reasons which would prohibit the applicable title insurance agent or company from endorsing the existing title policies with respect to any Asset in favor of Buyer.

(e)	Any Cut-off Funds received by Sellers or any of their Affiliates after the Cut-Off Date shall be reconciled on the Closing Date, which amount shall reduce the Purchase Price as set forth in Section 1.5.

6.4 Fees.

Buyer shall be responsible for all sales, use, stamp, documentary, filing, recording, transfer or similar fees or governmental charges (including UCC filing fees, real estate registration, title recording or filing fees and other amounts payable in respect of recording Assignments or any other conveyancing document) as levied by any Governmental Entity or any third party in connection with the transactions contemplated by this Agreement (other than Taxes measured by or with respect to income imposed on Sellers or then Affiliates). Buyer shall be responsible for the cost of obtaining any Title Policy endorsements. Sellers shall pay all fees owed by any of the Sellers to any Governmental Entity or any third party which arose prior to the Closing Date (and are not agreed upon reimbursement to Sellers for any fees, expenses or Advance Payments incurred by Sellers on behalf of Obligors with respect to the Assets) including all servicing, custodial and lockbox fees owed to its respective agents by Sellers with respect to the Assets. Seller to pay all costs related to the Collateral Release as set forth in Section 1.7(I)(d).

6.5 Satisfaction of Conditions.

(a)	Sellers shall use all commercially reasonable efforts to satisfy or cause to be satisfied the conditions set forth in Section 3.1 and Section 3.2.

(b)	Buyer shall use all commercially reasonable efforts to satisfy or cause to be satisfied the conditions set forth in Section 3.1 and Section 3.3.

6.6 Preservation of Loans and Stock.

(a)	Prior to the Closing Date, Sellers shall use all commercially reasonable efforts under the circumstances to preserve substantially intact the Assets, subject to principal prepayments and other transactions by Obligors permitted under the Asset Documents, and shall use all commercially reasonable efforts under the circumstances to preserve their present business relationships, including but not limited to those with the Obligors under the Loans, where the discontinuance of those relationships could reasonably be anticipated to have an adverse effect on any of the Loans or the billing, collection, administration or servicing thereof. Except for the Recovery Accounts, subsequent to January 31, 2006, Sellers shall not grant any material consent under any Loan, Asset Document or Additional Document relating to a Loan without the prior consent of Buyer. To Sellers’ Knowledge, no requests for any consents are pending as of the Closing Date with Sellers.

(b)

Prior to the Closing Date, Sellers shall not (i) transfer any shares of capital stock, warrants or other securities of the Companies to any Person or entity, nor (ii) to the extent possible, permit the Companies to issue (including by way of dividends or distributions on its stock or capital securities) any shares of stock or other capital securities to any Person or entity, including the Sellers or any Affiliate thereof. In the event that the Companies pay or declare a dividend or distribution of any kind to Sellers during the period commencing on the Cut-Off Date and continuing through the

Closing Date, such dividend or distribution to Sellers shall be for the account of Buyer, without set-off of any kind to the Purchase Price. Sellers hereby agree that Sellers will not exercise any of their stockholder or equity holder rights without first consulting with Buyer, including but not limited to, voting (by proxy or otherwise) for members of the Board of Directors of the applicable Companies and shall take such action (including as to stockholder votes) with respect thereto as Buyer may request. Upon Sellers receipt of notice of a shareholders meeting or similar type of meeting affecting the Sellers rights with respect to the Account Equity Interests, Sellers shall promptly notify Buyer of such a meeting.

6.7 Ordinary Course of Business.

Except as otherwise contemplated by this Agreement, prior to the Closing Date, Sellers shall conduct the collection and administration of the Assets in the ordinary course, maintain their books, accounts and record with respect thereto in the usual, regular and ordinary manner and cause those books, accounts and records to be in all material respects true and complete and comply with the provisions set forth in the remainder of this Section.

After the Closing Date, upon the request of Buyer, Sellers shall promptly deliver to Buyer or their designated agent the Asset Documents, Asset Files or Additional Documents in the possession of Sellers or a Seller Related Party. Buyer agrees to pay all of Sellers’ or a Seller Related Party’s costs for retrieving and delivering the requested documents and information. With regard to any legal opinions, environmental opinions, or appraisals that may be delivered to Buyer with the Asset Documents, which were prepared solely for the information of Seller, Buyer confirms and acknowledges that it will not rely on same.

6.8 Operating Company.

Sellers and Buyer hereby agree to use best efforts to negotiate and consummate the purchase and sale from Sellers to Buyer of the Operating Company in accordance with the terms and conditions of the Bid Proposal. Sellers and Buyer hereby confirm their intention that the negotiation and consummation of the purchase and sale of the Operating Company shall be the first priority of the Sellers and Buyer as among the assets comprised within the Other Assets.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnity.

(a)	Indemnity by Sellers. Sellers, on behalf of each of them and the Seller Indemnified Parties, as defined below, shall, jointly and severally, indemnify, hold harmless and defend Buyer, and in each such case, their respective directors, officers, employees, shareholders, members, partners, representatives, attorneys and agents, and their respective heirs, successors and assigns (collectively, the “Buyer Indemnified Parties”), from and against any and all Damages resulting from, arising out of, based on or relating to:

(i)	any material breach of Sellers’ obligations, covenants, agreements or undertakings in this Agreement, including the Exhibits and Schedules attached hereto, and the other certificates, schedules and written disclosures made by Sellers in connection herewith;

(ii)	any material breach or inaccuracy of a representation or warranty made by Sellers in Article 5 of this Agreement (other than Section 5.15) and in the certificates and in the schedules and other written disclosures made by Sellers in connection herewith (other than the UPB Certificate);

(iii)	any breach or inaccuracy of the representations and warranties made by Sellers in Section 5.15 or the UPB Certificate, (subject to the limitations set forth in the proviso to the last sentence of Section 2.1(j)); and

(iv)	any matter related to any of the Assets which arose prior to the Closing Date and is not an Assumed Obligation.

(b)	Indemnity by Buyer. Buyer and the Buyer Indemnified Parties, shall indemnify, hold harmless and defend Sellers and their Affiliates, and in each such case, their respective directors, officers, employees, shareholders, members, partners, representatives, attorneys and agents, and their respective heirs, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all Damages resulting from, arising out of, based on or relating to:

(i)	any material breach of Buyer’s obligations, covenants, agreements or undertakings in this Agreement, including the Exhibits and Schedules attached hereto;

(ii)	any material breach or inaccuracy of a representation or warranty made by Buyer in Article 4 of this Agreement; and

(iii)	the Assumed Obligations and any matter related to the Assets which arises on or subsequent to the Closing Date.

(c)	Limitation of Liability. Notwithstanding the provisions of Section 7.1(a)(ii) and Section 7.1(b)(ii), neither Sellers nor Buyer shall be obligated to provide indemnification under this Article 7 for a breach of or inaccuracy in a representation or warranty made herein unless and until the aggregate amount of damages incurred by the indemnified parties relating to all breaches or inaccuracies of the indemnifying party’s or parties’ representations and warranties exceeds $1,000,000; provided, however, that this Section 7.1(c) shall not apply to limit the indemnity obligations of the Sellers for a breach of their representations and warranties set forth in Section 5.15 or in the UPB Certificate as described in Section 7.1(a)(iii).

(d)	Notice of Claims.

(i)	A Seller or Buyer seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Claim Notice as required by this Section 7.3(d) shall not affect such Indemnified Party’s rights under this Article 7 to the extent such failure is not actually prejudicial to the rights and obligations of the Indemnitor.

(ii)	In calculating any Indemnifiable Damages there shall be deducted (i) any insurance benefits and proceeds actually collected (collectively, “Insurance Benefits”) in respect thereof (and no right of subrogation shall accrue hereunder to any insurer) with an offset for any demonstrable premium increase; (ii) any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any third party with respect thereto; and (iii) any Tax benefit or refund actually received or enjoyed by, the applicable Indemnified Party as a result of such indemnifiable damages net of any Tax cost to be borne by the Indemnified Party as a result of such indemnification payment. Any such amounts or benefits received by an Indemnified Party with respect to any indemnity claim after it has received an indemnity payment hereunder shall be promptly paid over to the Indemnitor, but not in excess of the amount paid by the Indemnitor to the Indemnified Party with respect to such claim.

(iii)	After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 7 shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of indemnifiable damages suffered by it. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within five (5) Business Days after such final determination.

(e)	Third Person Claims.

(i)

An Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of a third Person claim for which the Indemnified Party is seeking indemnification hereunder promptly after receipt by such Indemnified Party of written notice of the third Person claim provided, however, that the failure of any Indemnified Party to give such notice as required by this Section 7.1(e) shall not affect such Indemnified Party’s rights under this Article 7, except the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor. Thereafter, the Indemnified Party shall deliver to the Indemnitor, within five (5) calendar days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint within five (5) calendar days after receipt thereof and shall deliver to the Indemnitor within five (5) calendar days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim (or in each case such earlier time as may be necessary to enable the Indemnitor to respond to the court Proceedings on a timely basis); provided, however, that the failure of any

Indemnified Party to give such notice promptly as required by this Section 7.1(e) shall not affect such Indemnified Party’s rights under this Article 7, except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.

(ii)

In the event of the initiation of any legal Proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice that Indemnitor selects using the same standard of care and processes that it uses for selecting counsel in any other similar matters and to control, defend against, negotiate, settle or otherwise deal with any Proceeding which relates to any Indemnifiable Damages; provided, however, that the Indemnified Party may participate in any such Proceeding with counsel of its choice and at its expense. If the Indemnitor elects to assume control of the defense of a third Person claim, and diligently pursues such defense, any fees and expenses of legal counsel employed by the Indemnified Party with respect to such third Person claim shall be considered Indemnifiable Damages for which the Indemnified Party may be entitled to indemnification under this Article 7 only if the named parties in such third Person claim include both the Indemnitor and the Indemnified Party and the Indemnified Party has determined in good faith upon written advice of counsel that a conflict of interest exists, in which case the fees and expenses of its counsel, together with appropriate local counsel, shall be paid by the Indemnitor (provided that in such situation, all of the Indemnified Parties shall not be entitled to employ more than one law firm, other than appropriate local counsel, each at Indemnitor’s expense). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal Proceeding. Such cooperation shall include the retention and the provision of records and information which is reasonably relevant to such third Person claim, and making employees available in a mutually convenient basis to provide additional information and explanation of any material provided hereunder. To the extent the Indemnitor elects not to defend such Proceeding, or does not notify the Indemnified Party in writing of its election to assume the defense thereof, and the Indemnified Party defends against or otherwise deals with any such Proceeding, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such Proceeding until and unless Indemnitor subsequently gives notice of its election to defend; provided that the Indemnified Party shall be entitled to indemnification for counsel fees and expenses incurred during the initial twenty (20) days after notice of such Proceeding is given to the Indemnitor only to the extent that the Indemnified Party in good faith believed that incurrence of such fees and expenses was necessary. Neither the Indemnitor nor the Indemnified Party may settle any such Proceeding, which settlement obligates the other party to pay money, to perform obligations or to admit liability without the written consent of the other party, such consent not to be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if (i) there is no finding or admission of any violation of any Requirements of Law or any violation of the rights of any Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (iii) the Indemnified Party shall have no liability with respect to any compromise or settlement effected without its consent. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnifiable by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer within five (5) Business Days after the date of such notice.

ARTICLE 8

MISCELLANEOUS

8.1 Amendments, Waivers.

This Agreement may only be amended, modified, superseded or canceled by an instrument in writing signed by each of the parties. No party shall be deemed to have waived any of its rights hereunder unless in writing signed by that party evidences the waiver. No delay or omission by either party in the exercise of any right or remedy shall constitute a waiver thereof, and no single or partial exercise by either party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. A waiver of any right granted by a party on any one occasion shall not be construed as a bar to or waiver by that party of any right or remedy on any future occasion. All rights and remedies of each party shall be cumulative and may be exercised singularly or concurrently, at that party’s option, and the exercise or enforcement of any one such right or remedy by that party shall not be a bar or condition to the exercise or enforcement of any other rights or remedies of that party.

8.2 Binding Effect; Complete Agreement.

This Agreement shall be binding upon and inure to the benefit of Buyer and Sellers and their respective successors and assigns, subject to Section 8.10, and supersedes any and all prior written agreements, including the Bid Proposal, between the parties with respect to the Assets. The Transaction Documents constitute the entire agreement between Sellers and Buyer with respect to the subject matter hereof. Sellers and Buyer expressly acknowledge and agree that it is their intent that this Agreement and the other Transaction Documents be construed consistently with one another.

8.3 Costs and Expenses.

Except as otherwise provided in this Agreement or the other Transaction Documents, all costs and expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other documents contemplated hereunder including each party’s attorneys’ fees, shall be paid by the party incurring that cost or expense.

8.4 Notices.

Any notices to Sellers or Buyer hereunder shall be in writing to that party at its respective address set forth below, or to such other address as that party shall have specified in written notice delivered to the other party in the manner set forth herein. Any notice required or given hereunder shall be in writing and shall be deemed properly given five (5) Business Days after mailing by certified mail, postage prepaid, or one (1) Business Day following delivery of the notice to a nationally recognized courier for overnight delivery, addressed to the designated recipient at its address set forth below or such other address as the party may advise the other party by notice given in accordance with this provision.

SELLERS:	FINOVA Capital Corporation
4800 N. Scottsdale Road
Scottsdale, AZ 85251-7623
Attention: Richard Ross, SVP –CFO and Treasurer
Fax: (480) 636-6007
Phone: (480) 636-5145

with a copy to:

FINOVA Capital Corporation
4800 N. Scottsdale Rd.
Scottsdale, AZ 85251-7623
Attention: Philip A. Donnelly, SVP and General Counsel
Fax: (480) 636-6007
Phone: (480) 636-6480

BUYER:	SCPC Group, LLC
2 Greenwich Plaza
Greenwich, Connecticut 06830
Attention: Salman A. Khan
Telephone: 203-542-4026
Fax: 203-542-4126

and:

SCPC Group, LLC
2 Greenwich Plaza
Greenwich, Connecticut 06830
Attention: Vickramajit Sandhu
Telephone: 203-542-4255
Fax: 203-542-4355

with a copy to :

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Robert P. Davis
Telephone: 212-225-2670
Fax: 212-225-3999

8.5 Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision, and this Agreement shall remain in full force and effect and shall be binding upon the parties except for the invalidated provision.

8.6 Governing Law and Dispute Resolution.

(a)	This Agreement shall be governed by the laws of the State of Arizona, without regards to conflicts of law principles thereof (the “Governing Law Jurisdiction”).

(b)	The parties shall enforce the terms of the Agreement in any Federal Court sitting in the State of Arizona, Maricopa County or the State

of New York, County of New York, in which case the parties agree that, where applicable, such court will apply the laws of the Governing Law Jurisdiction.

(c)	EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

8.7 Sale, Not an Assignment, of Assets.

Sellers and Buyer intend that the transactions contemplated under this Agreement shall be the purchase and sale of Assets and not the assignment of the Assets as security. Each party hereby agrees to take actions necessary to cause the transactions to be treated as a sale.

8.8 Counterparts.

This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement via facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when FINOVA Capital, on behalf of all Sellers, and Buyer, shall have received a counterpart of this Agreement executed by all the parties to this Agreement.

8.9 Confidentiality.

(a)

Buyer and Sellers agree that with respect to confidentiality the parties will be governed by the letter agreement dated April 15, 2004, amended and continued by letters dated April 7, 2005 and on February 15, 2006 between The FINOVA Group Inc. and Buyer (as amended, the “Confidentiality Agreement”) and the terms and conditions set forth therein, including but not limited to, the period of time the parties shall bound to those terms and conditions; provided, however, that, (i) solely with respect to the obligations of the parties under the Confidentiality Agreement related directly or indirectly to the Assets, and (ii) solely with respect to the obligations of the Buyer under paragraph 8(a) of the letter agreement dated April 15, 2004 (included within the Confidentiality Agreement) related to the solicitation and hiring of employees, the Confidentiality Agreement shall terminate on the Closing Date and, in each case, the terms and conditions set forth therein shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its affiliates, officers, directors or stockholders; provided, further, that each party shall remain liable for any breaches of the Confidentiality Agreement prior to the Closing Date.

(b)	Notwithstanding the foregoing or anything to the contrary contained herein, but subject to the provisions of this Section 8.9(b), no Sellers or any Affiliates thereof shall, without the prior written consent of Buyer, file any of the Exhibits and/or Transaction Documents with the United States Securities and Exchange Commission (the “SEC”), or any similar state or foreign regulatory authority or otherwise disclose the terms of such documents, to any other third party. Buyer acknowledges, however, that Sellers are not required to obtain the consent of Buyer for any public filings to the extent Sellers have been advised by counsel that such disclosure is required by law in connection with the sale of the Assets; provided, however, that if Sellers determine to publicly file any Schedules or exhibits to this Agreement or any certificates or ancillary agreements delivered in connection with this Agreement, they shall request confidential treatment in accordance with applicable SEC rules of any such Schedules, exhibits or other certificates or ancillary agreements delivered in connection with this Agreement, and provide Buyer with a reasonable opportunity (taking into consideration the timing of Sellers’ filing requirements but in any event prior to the due date with respect to such filing) to review and provide comments to Sellers on any such request prior to its submission to the SEC.

8.10 No Assignment.

Prior to the Closing Date, this Agreement may not be assigned by Buyer or Seller, except by operation of law; provided, however, that, without the consent of Sellers, (x) Buyer may assign any or all of its rights hereunder, including its right to purchase any or all of the Assets, to any Affiliate of Buyer, provided that no such assignment shall relieve Buyer of its obligations hereunder, and (y) Buyer may sell participations in its interest in this Agreement and any or all of the Assets to any Person, but, for the avoidance of doubt, no Person that acquires a participation from Buyer pursuant to this clause (y) shall become a party to this Agreement, and Sellers shall have no relationship of privity with any such participant nor shall they have any obligation to such participant.

8.11 Announcements.

Buyer and Sellers agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by law or pursuant to any listing agreement with any national securities exchange.

8.12 Disclaimer of Warranties.

Neither Sellers nor Buyer makes any representations or warranties with respect to this Agreement and the transactions and subject matter contemplated herein, except as to those matters expressly covered by the representations and warranties in this Agreement or in any other Transaction Document. Except as expressly provided herein or in the Transaction Documents, the Assets are being sold AS IS, WHERE IS, WITHOUT REPRESENTATION OR WARRANTIES OF ANY KIND, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

8.13 Survival of Representations and Warranties.

The representations and warranties of the parties under Articles 4 and 5 of this Agreement shall survive the Closing for a period of twelve (12) months; provided, however, the representation and warranties of Buyer under Sections 4.1, 4.2 and 4.3 (the “Buyer’s Continuing Representations”) and the representation and warranties of Sellers under Sections 5.1, 5.2, 5.3, 5.6, 5.8, 5.11, 5.14, 5.15, 5.16, 5.17 and 5.19 (“Sellers’ Continuing Representations” and together with Buyer’s Continuing Representations, the “Continuing Representations”) shall survive the Closing indefinitely. All other obligations of the parties that are not satisfied at Closing or waived by the applicable party shall survive the Closing.

ARTICLE 9

DEFINITIONS

9.1 Definitions.

As used in this Agreement, the capitalized terms set forth below shall have the respective meanings set forth below:

“Additional Documents” means with respect to any Asset, all correspondence with the Obligors, reports, public offering statements and timeshare filing approval letters, timeshare project documents, form consumer documents, association books, records and financial statements, surveys and appraisals prepared by third-parties, landlord consents, insurance policies obtained by Obligors, title policies, title exception information, environmental or physical inspection reports, marketing materials, resolutions, good standing certificates and legal opinions prepared by counsel for Obligors, in each such case and other information, that are in the possession of Sellers or a Seller Related Party which was provided by each Obligor to Sellers in connection with the original closing with respect to any Asset, during the term of the Loan or Investment or in connection with any subsequent amendment for such Asset.

“Advance Payment” means, with respect to any Asset, any security deposit, advance rent, escrow deposit, impound, reserve or other payment that was received by a Seller in respect of that Asset or the related Collateral which is not applied prior to the Closing Date, a listing of which Advance Payments for each Asset is set forth on Exhibit U attached hereto.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Asset Documents” means (i) with respect to any of the Accounts, the Unsecured Notes and the Owned Receivables (including any documents amending, modifying or otherwise altering any Asset Document), addenda, riders, UCC financing statements, indemnity agreements, any guarantees and any documents, agreements or instruments evidencing, constituting or creating any Credit Enhancement including any current agreements between a Seller and an Obligor as of the Closing Date relating to any satisfaction, subordination, assignment, rescission, alteration, waiver, cancellation or modification with respect to each Asset; and (ii) with respect to the Recovery Accounts any and all documents associated with any judgment awarded to Seller against any maker or guarantor of a Recovery Account, any and all documents associated with any bankruptcy court claim filed and/or awarded to Seller associated with any of the Recovery Accounts, and any and all applicable underlying documents connected with these particular Assets, including any and all notes, loan agreements, pledge and security agreements, schedules, Mortgages, assignments of mortgages, assignments of rents, subordination agreements, warrants, profit participations, amendments or other related loan documents.

“Asset Files” means with respect to any of the Accounts, the Unsecured Notes and the Owned Receivables, the Loan and Collateral files in the possession of Seller, or a Seller Related Party, including but not limited to payment histories, credit reports, complete records, record books, tax and financial records and such other files reasonably requested and available including computerized databases and files, whether in hard copy or electronic format, but not including Sellers’ proprietary information, documents subject to attorney-client privilege or Sellers’ valuation of these particular Assets.

“Borrower” means the borrower under an Account, an Unsecured Note, or a Owned Receivable. For purposes of this Agreement, Borrower does not include obligors under Collateral pledged to support an Account or the initial maker on any of the Recovery Accounts.

“Business Day(s)” means any day other than a Saturday, Sunday or holiday on which banks are authorized or required to close in the States of Arizona.

“Charter Documents” means (i) with respect to FINOVA Capital, the certificate of incorporation and by-laws (or similar governing documents) of FINOVA Capital, as amended; (ii) with respect to each other Seller, the certificate of formation and operating agreement (or similar governing documents) of such Seller, as amended.

“Collateral” means (i) every item of collateral pledged by an Obligor in connection with an Account, an Owned Receivable or a Recovery Account, including real property interests, improvements, personal property, accounts, notes, negotiable instruments, Consumer Notes, Consumer Mortgages, other consumer documents and equipment pledged by an Obligor as collateral under the related Asset Documents and (ii) each item of additional collateral that has been pledged by any guarantor under any guaranty granted to secure an Account. The foregoing shall include Sellers’ rights, if any, (a) under investment or share owner certificates pledged as collateral or other evidence of the right to receive payment, (b) as pledgee or assignee of intangible personal property including intellectual property, (c) as lien holder of any item of equipment the ownership of which is evidenced by a certificate of title and (d) all proceeds of the foregoing and of the insurance required by the terms of each Loan to be maintained by Obligors.

“Consumer Mortgages” means those mortgages, deeds of trust or other security documents or assignments of such instruments which create a lien on the related timeshare, land or club membership interest and secure obligations under the Consumer Notes as a portion of the Collateral for an Account. For purposes of this Agreement, Consumer Mortgages do not include any mortgages, deeds of trust or other security documents or assignments of such instruments which create a lien on the related timeshare, land or club membership interest and secure any of the Owned Receivables.

“Consumer Notes” means those promissory notes, installment contracts, membership contracts, land contracts, vacation club agreements and any other documents executed by consumer purchasers evidencing the terms of payment of the unpaid balance of the purchase price of such consumer’s purchase of a timeshare, land and/or club membership interest which are purchased or hypothecated as part of a portion of the Collateral for an Account.

“Credit Enhancement” means, with respect to each Account, Unsecured Note or Owned Receivable, any (i) Advance Payment and all of Sellers’ rights with respect thereto, (ii) investment certificate, certificate of deposit, authorization to hold funds, hypothecation of account or like instrument, (iii) letter of credit, repurchase agreement, indemnity agreement, guarantee, lease guarantee bond or postponement agreement, (iv) recourse agreement, (v) security or pledge agreement, (vi) Collateral, (vii) certificate representing shares or the right to purchase shares in the capital of any corporation or (viii) bond or debenture, in each case pledged, assigned, mortgaged, made, delivered or transferred as security for the performance of any obligation, under or with respect to, that Loan.

“Damages” means any and all losses (including, but not limited to, liquidated damages), claims, damages, liabilities, obligations, suits, causes of action, Judgments, equitable relief granted, settlements, awards, demands, offsets, defenses, counterclaims, actions or proceedings, reasonable out-of-pocket costs, expenses and attorneys’ fees (including any such reasonable costs, expenses and attorneys’ fees incurred in enforcing any right of indemnification against any indemnitor or with respect to any appeal), interest and penalties, if any; provided that Damages shall not include any special, incidental, consequential or punitive damages for lost opportunity costs. Buyer and Sellers expressly agree that nothing in this “Damages” definition or this Agreement creates an obligation on the part of Sellers to guarantee Payments or other obligations by an Obligor with respect to any applicable Asset.

“Direct Costs” means Sellers’ portfolio and people related expenses directly related to the Assets other than Asset 35494, including, but not limited to salaries, benefits, travel, legal fees and any and all other costs expended by Sellers directly related to the Assets other than Asset 35494.

“Encumbrance” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Endorsement Stamp” means collectively, (i) an endorsement statement in an allonge or stamped or affixed to a Note signed by Sellers and which will read “Pay to the Order of SPCP Group, LLC, without recourse, representation or warranty”; and (ii) any endorsement stamps from any Borrower or Obligor to Sellers which is in the possession of Seller or a Seller Related Party.

“Environmental Laws” means all applicable federal, state and local statutes, ordinances, rules, orders, regulations and other provisions having the force of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of human health and the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

“Governmental Entity” means a federal, state, provincial, local, county or municipal government, governmental, regulatory or administrative agency, department, commission board, bureau or other authority or instrumentality, domestic or foreign.

“Hazardous Materials” means any hazardous or toxic substance or waste or any contaminant or pollutant regulated or otherwise creating liability under Environmental Laws, including, but not limited to, “hazardous substances” as defined by the Comprehensive Environmental Response Compensation and Liability Act, as amended, “toxic substance” as defined by the Toxic Substance Control Act, as amended, “hazardous wastes” as defined by the Resource Conservation and Recovery Act, as amended, “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended, thermal discharges, radioactive substances, PCBs, natural gas, petroleum products or byproducts, and crude oil.

“Indemnification Event” means any event, claim, action or proceeding for which a Person is entitled to indemnification under this Agreement.

“Interest Rate” means a per annum rate of interest equal to 4.77%.

“Loan” means any Account or Owned Receivable and, where relevant, includes the related Asset Documents, Additional Documents, Asset Files, Credit Enhancements and Advance Payments, collectively, the “Loans”, provided that any Account or Owned Receivable which is repaid in full prior to the Cut-Off Date shall not be a “Loan” for purposes of this Agreement.

“Lost Note Affidavit” means, collectively (i) in the case of a lost Consumer Note, an “Affidavit of Lost Instrument” executed by an authorized officer of custodial agent, substantially in the form of Exhibit V attached hereto, and (ii) in the case of a lost Obligor Note, a “Lost Note Affidavit and Indemnity” executed by an authorized officer of Sellers, substantially in the form of Exhibit J attached hereto.

“Material Adverse Effect” means a materially negative effect resulting directly or indirectly from facts that, in the totality of the circumstances, are considered (in accordance with commercially reasonable standards) substantive and germane to the ownership, collectability, enforcement, value or ability to administer the Assets and Asset Documents, taken as a whole, or the rights and remedies of Buyer thereunder or under the Transaction Documents.

“Mortgage” means a mortgage, deed of trust, leasehold mortgage or leasehold deed of trust given by an Obligor to secure the repayment to a Seller or Sellers of a Loan and the performance of any other obligations required under the related Asset Documents, as amended, restated or supplemented from time to time.

“Note” means the original of the executed promissory note or notes evidencing the indebtedness of the Borrower under a Loan, together with any existing allonge, if any, rider, addendum or amendment thereto, or any renewal, substitution or replacement of that promissory note. “Obligor” means, with respect to any Account, Unsecured Note or Owned Receivables or Credit Enhancement, any Person that is an obligor, borrower or guarantor under that Asset or Credit Enhancement.

“Payments” means, with respect to each Asset, all monies due or to become due to Seller under that Asset, including all payments of principal and interest, late fees, prepayment fees, collections, recoveries, reimbursement, distributions or proceeds (including proceeds from insurance policies, condemnation or liquidation) on or in respect of that Asset.

“Permitted Encumbrance” means (i) with respect to all Loans, taxes, assessments and similar liens, covenants, conditions, reservations and restrictions, rights of way, easements, declarant rights, declarations, and similar matters appearing on the title insurance policies referenced in Section 5.4(d) hereof obtained by Sellers in connection with the Loans when applicable; and (ii) with respect solely to all Owned Real Property, (1) taxes, assessments and similar liens common to the ownership of timeshare interests, (2) covenants, conditions, reservations and restrictions, rights of way, easements, declarations, declarant rights, rights of other owners and similar matters common to the ownership of timeshare interests, (3) matters that are or typically would be set forth as exceptions to coverage on title policies or that are insured over by title insurance, (4) matters that an inspection of the public records would reveal, and (5) other matters to which like properties are commonly subject which, in each case, do not, individually or in the aggregate, materially interfere with the benefits of the security interest created by the Mortgage or the current use of that real property interest, including liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and any other liens imposed by law and created in the ordinary course of business.

“Person” means any individual, partnership, corporation, trust, limited liability company, unincorporated organization, Governmental Entity or any other entity.

“Purchase Price” means the sum of the Portfolio Purchase Price and the 35494 Purchase Price.

“Release of the Collateral Trustee” means a release (in recordable form) of the Encumbrances on the Assets held by the Collateral Trustee under the Collateral Trust Agreement, dated as of August 21, 2001, among FINOVA Capital Corporation, The FINOVA Group Inc. and Each Other Grantor From Time to Time Party Thereto, Berkadia LLC, The Bank of New York, as the Indenture Trustee, and Wilmington Trust Company, as Collateral Trustee, as such agreement may be amended, supplemented or restated from time to time, along with all exhibits and attachments thereto, a copy of which is attached hereto as Exhibit Q.

“Sellers’ Knowledge” means any matter or fact that is actually known, after due inquiry, by:

(i)	Any of the following Persons:

Philip A. Donnelly - Senior Vice President, General Counsel and Secretary

Richard A. Ross - Senior Vice President, Chief Financial Officer and Treasurer

Jeffrey D. Weiss - Senior Vice President – Group Manager

Wayne Teeter - Vice President – Controller Business Operations; and

(ii)	Any of the following persons:

Patrick Cornell

Michael McCauley

Maryann Richardson

Janice Merrick

“Seller Related Party” means, collectively, Sellers’ outside counsel for each particular Asset, Sellers’ respective servicer, custodian or lockbox agent for each Account or Consumer Receivable and any management company or contracted representative of Seller in connection with the Assets.

“Servicer or Servicers” means for the purpose of this Agreement Equiant Financial Services, Concord Servicing Corp., Continental Administration (Ireland), The Lyle Anderson Company, Regency Credit LLC and Pinnacle Recovery Inc.

“Tax or Taxes” means any income, gross receipts, payroll, transfer, documentary, value added, stamp, real estate, ad valorem or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Entity, whether arising before, on, or after the Closing Date.

“Title Policy” means with respect to each Mortgage, excepting those Mortgages which secure a Consumer Receivable, an ALTA (or state equivalent) loan policy or policies of title insurance that has been issued by a title insurer in the jurisdiction where the related real property interest is located in connection with that Mortgage in favor of one of the Sellers.

“Transaction Documents” means, collectively, this Agreement, and any certificates, schedules, exhibits and other written agreements (except the Bid Proposal), Assignments, Bills of Sale, Quit Claim Deeds, Powers of Attorney, the Collateral Transfer Agreement, General Assignment, Assignment and Endorsement of Note, FINOVA Legal Opinion, UPB Certificate, the Purchase Price Allocation, and all other instruments and documents delivered by Sellers or Buyer in connection with this Agreement and the consummation of the transactions contemplated hereby.

“UCC” means the Uniform Commercial Code as in effect in each applicable jurisdiction.

9.2 Certain Interpretive Provisions.

(a)	The terms “hereof”, “herein”, “hereunder” and “hereto”, unless otherwise modified by more specific reference, refer to this Agreement in its entirety.

(b)	The term “including”, even if not so stated, shall mean “including without limitation”.

(c)	Terms importing the singular shall include the plural and vice versa.

(d)	The Recitals are deemed to be an integral part of this Agreement relied on by Buyer and Sellers.

[Remainder of Page Intentionally Left Blank – Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first written above.

SELLERS:

FINOVA CAPITAL CORPORATION, a Delaware corporation

By
Name
Title

CACTUS RESORT PROPERTIES, INC., a Delaware corporation

By
Name
Title

FCC RESORT, LLC, a Delaware limited liability company

BY:	Cactus Resort Properties III, LLC, a Delaware limited liability company, its sole member

	By:	FINOVA Capital Corporation, a Delaware corporation, its sole member

By:
Name:
Title:

DESERT COMMUNICATIONS I, LLC, a Delaware limited liability company

	By:	Cactus Resort Properties, Inc., a Delaware corporation, its sole member

BY:
Name:
Title:

BUYER:

SPCP GROUP, LLC, a Delaware limited liability company

By:
Name:
Title: